EXHIBIT 4.48

Deed of access, indemnity and insurance – Mr Michael A Chaney

Deed of Access, Indemnity and Insurance

Date:

Parties:                                                                                                                                         NATIONAL AUSTRALIA BANK LIMITED (ACN 004 044 937) having its registered office at Level 24, 500 Bourke Street, Melbourne, Australia (“Company”)

Michael Alfred Chaney  (“Director”)

Recitals:

A.                                    The Director has been appointed as a director of the Company.

B.                                      It is a condition of the Director agreeing to continue to act as a director of the Company that the Company allow the Director access to Board Paper Records, indemnify the Director and maintain insurance on the terms of this Deed.

Operative provisions:

1                                          Definitions

1.1                                  In this Deed:

Board Papers means:

(a)                                    all communications in writing or Documents provided from or on behalf of the Company or its related body corporates to the Director during the Director’s Term including, without limitation, board papers, submissions, minutes, letters, memoranda, board committee or sub-committee papers whether for the purposes of board meetings, meetings of committees or otherwise; and

(b)                                   all other Documents made available to the Director or referred to in any of the abovementioned Documents,

whether or not legal professional privilege applies to such documents.

Board Paper Premises has the meaning given to that term in clause 2.1.

Board Paper Records means the Board Papers stored in paper form or                         such other form as will permit ready access to, and reproduction of, such Board Papers by the Director.

Claim means:

(a)                                     any writ, summons, cross-claim, counterclaim, application or other originating legal or arbitral process against the Director as a director of the Company or a related body corporate of the Company;

(b)                                   any hearing, complaint, enquiry, investigation or proceeding however commenced or originating against the Director as a director of the Company or a related body corporate of the Company; or

(c)                                   any written or oral demand or threat that might result in the Director reasonably believing that any such writ, summons, cross-claim, counterclaim, application, other originating legal or arbitral process, hearing, complaint, enquiry, investigation or proceeding referred to in (a) or (b) above may be initiated.

Director’s Term means the period commencing on the earlier of the first day the Director consents to act as a director of the Company and the first day the Director begins to act as a Director of the Company and ends on the later of the day on which the Director retires or resigns as a director of the Company and the day on which the Director ceases to act as a director of the Company.

Document means any information in any form (whether visible or not) of storage from which the information can be reproduced and any form in which information is embodied or encoded and includes:

(a)                                   anything on which there is writing;

(b)                                  a map, plan, drawing or photograph; or

(c)                                   any material used in a presentation to Directors.

Insurance Policy means an insurance policy or policies insuring against the following liabilities incurred by the Director in the Director’s capacity as an officer of the Company or a related body corporate of the Company:

(a)                                    a liability for costs and expenses incurred by the Director in defending proceedings, whether civil or criminal and whatever their outcome; and

(b)                                   a liability incurred by the person as a director unless liability arises out of conduct involving:

(i)                                      a wilful breach of duty in relation to the Company or related body corporate; or

(ii)                                   without limiting (i), a contravention of section 182 or 183 of the Corporations Law,

or, with the prior written consent of the Director, such other liability as may be permitted under the Company’s Constitution from time to time.

Period means the period commencing on the earlier of the first day the Director consents to act as a director of the Company and the first day the Director begins to act as a Director of the Company and ends on the day seven years from the later of the day on which the Director retires or resigns as a director of the Company and the day on which the Director ceases to act as a director of the Company.

related body corporate has the meaning given to it by section 50 of the Corporations Law.

1.2                                  In this Deed unless the contrary intention appears:

(a)                                    a reference to this Deed or another instrument includes any variation or replacement of either of them;

(b)                                   a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)                                    the singular includes the plural and vice versa;

(d)                                   the word person includes a natural person, firm, a body corporate, an unincorporated association, trust, joint venture, partnership or an authority;

(e)                                    a reference to a person includes a reference to the person’s personal representatives, executors, administrators and successors; and

(f)                                      a reference to a liability incurred “as a director of the Company” includes a reference to a liability incurred by a person who has ceased to be a director of the Company to the extent the liability relates to an act or omission occurring while that person was a director.

1.3                                  This Deed enures for the benefit of the Director’s personal representatives, executors and administrators.

2                                          Access to Board Papers

The Company’s Undertaking

2.1                                  The Company undertakes to ensure that throughout the Period it will:

(a)                                    hold a complete set of Board Paper Records in an orderly fashion on behalf of the Director securely and safely at a suitable secure premises (“Board Paper Premises”);

(b)                                   promptly notify the Director in writing upon request of the address of the Board Paper Premises; and

(c)                                    allow the Director and the Director’s representatives full and free access (at no cost to the Director) to the Board Paper Records and the Board Paper Premises at all reasonable times during the Period, including providing the information, assistance and facilities (including photocopying facilities) that the Director reasonably requires in order to examine and, subject to clause 2.2, make and take away copies of the Board Paper Records or any part of them.

Director’s Undertaking

2.2                                  The Director undertakes:

(a)                                    to observe the same duties of confidentiality to the Company and any related body corporate of the Company in relation to the Board Papers as if the Director remained a Director of the Company except that the Director may disclose:

(i)                                      Board Papers to the Director’s representatives on a confidential basis and for proper purposes and provided that such representatives agree in writing with the Company to observe the undertakings under this clause 2.2, as if they were a Director; and

(ii)                                   those parts of the Board Papers where disclosure is required as part of court proceedings brought against the Director by any person (including the Company or a related body corporate of the Company) to third parties connected with such proceedings or as otherwise required by law; and

(b)                                   in respect of any Board Papers to which legal professional privilege applies in favour of the Company or a related body corporate of the Company ensure that unless with the consent of the Company (such consent not to be unreasonably withheld), he or she does not waive the privilege or knowingly do any act or thing which act or thing could cause that privilege to be waived, extinguished or lost.

Extension of provisions if legal proceedings commence

2.3                                  If a Claim is made against a Director during the Period, all of the rights and obligations created by this clause 2 will continue to operate until final resolution of that claim including any appeal proceedings.

3                                          Indemnity for liability as Director

Indemnity

3.1                                  The Company indemnifies the Director, to the relevant extent, against a liability (including a liability for costs or expenses) incurred by the Director as a director to another person, other than:

(a)                                    liability to the Company or a related body corporate of the Company; or

(b)                                   liability arising out of conduct involving a lack of good faith,

or, with the prior written consent of the Director, such other liability as may be permitted under the Company’s Constitution from time to time.

3.2                                  The indemnity in clause 3.1 does not apply to a liability incurred before 15 April 1994.

3.3                                  It is not necessary for the Director to incur expense or make payment before enforcing the Director’s right of indemnity under this clause.

Costs and expenses

3.4                                  Without limiting clause 3.1, to the relevant extent, the Company indemnifies the Director against a liability for costs or expenses incurred:

(a)                                    in defending any proceedings relating to the Director’s position with the Company or a related body corporate of the Company, whether civil or criminal, in which judgment is given in the Director’s favour or in which the Director is acquitted; or

(b)                                   in connection with any application, in relation to such proceedings, in which relief is granted to that Director under the Corporations Law by the court.

Payment

3.5                                  Subject to clause 3.9, if the Director becomes liable to pay any amount in respect of which the Director is indemnified, the Company must indemnify the Director by paying the Director within 30 days from the date the Director provides satisfactory evidence to the Company that the Director is liable to pay that amount.

Nature of indemnities

3.6                                  Subject to the other provisions of this Deed, the indemnities provided by clauses 3.1 and 3.4:

(a)                                    have effect in respect of acts or omissions prior to the date of this Deed and in respect of liabilities which have been incurred prior to the date of this Deed;

(b)                                   are irrevocable;

(c)                                    continue irrespective of one or more previous applications of the clause; and

(d)                                   continue in full force and effect without limit in point of time in relation to any act, omission, matter or event occurring or arising while the Director is a director of the Company, or a related body corporate of the Company, and notwithstanding that the Director has ceased to be a director of the Company, or a related body corporate of the Company, before any claim is made under this Deed.

Undertakings

3.7                                  The Director undertakes to advise the Company in writing immediately the Director becomes aware of any circumstances which could be reasonably expected to give rise to a claim under this Deed.

3.8                                  The Director further undertakes:

(a)                                    at the direction of the Company, to take such action as the Company may reasonably require to avoid, dispute, defend or appeal any proceeding connected with a possible claim under this Deed;

(b)                                   to assist the Company, any related body corporate of the Company and their insurers to the best of the Director’s abilities in any action the Company, any related body corporate of the Company or their insurers, takes to avoid, dispute, defend or appeal any proceeding connected with a possible claim under this Deed;

(c)                                    not to admit any liability for or settle any proceeding which may give rise to a claim under this Deed without the prior consent of the Company, which consent must not be unreasonably withheld;

(d)                                   upon request by the Company, to render all reasonable assistance and co-operation to the Company, and any related body corporate of the Company or their insurers in the conduct of any Claim, including, without limitation, providing the Company, its related body corporates or its insurers with any Documents, authorities and directions that the Company, its related body corporates or its insurers may reasonably require for the prosecution or advancement of any cross-claim or counterclaim;

(e)                                    upon request by the Company or its insurers, to do everything necessary or desirable which the Company reasonably requests to enable the Company or its insurers (so far as it is possible) to be subrogated to and enjoy the benefits of the Director’s rights in relation to any cross-claims or any claims against any third party (including an insurer) and render such assistance as may be reasonably requested by the Company or its insurers for that purpose;

(f)                                      to notify any Claim to an insurer or any other person who may be liable to indemnify the Director in respect of that Claim and promptly take all reasonable steps to enforce all the Director’s rights against the insurer or other person;

(g)                                   to refund to the Company all amounts incurred by the Company under this Deed in respect of a claim under this Deed if it is established that the Director is not entitled to be indemnified under clause 3.1 in respect of that claim, such refund to be made within 30 days of the Company providing to the Director details of such amounts; and

(h)                                   if the Company has pursuant to this Deed paid an amount for costs and expenses incurred by a Director and judgment is not subsequently given in favour of the Director, the Director is not subsequently acquitted or the Court does not grant relief to the Director under the Corporations Law, pay the Company an amount equal to the amount so paid by the Company, the payment to be made within 30 days of the Company providing to the Director details of the amount and payment of it by the Company.

Without limiting paragraph (g), paragraph (h) does not apply to a payment made by the Company pursuant to clause 3.1.

3.9                                  The indemnity under this Deed given to a Director is in addition to any other indemnity given by the Company to the Director whether by agreement, under the Constitution, by statute or otherwise, but nothing in this Deed requires the Company to pay more than once in respect of any claim.

3.10                            If a Director receives payment in respect of any liability, cost or expense from any insurer of the Director or from a person (other than the Company) legally obliged to make that payment, the Company is not required to indemnify the Director under this Deed in respect of that liability, cost or expense to the extent of that payment.

3.11                            The Company is entitled to do one or more of the following:

(a)                                    assume the conduct, negotiation or defence of a Claim;

(b)                                   institute a cross-claim or a counterclaim; and

(c)                                    retain lawyers in relation to a Claim to act on behalf of both the Director and the Company,

and when it does so the conduct of the claim will be under the management and control of the Company or its insurers.

3.12                            In this clause, “to the relevant extent” means to the extent and for the amount that the Director:

(a)  is not otherwise entitled to be indemnified;  and

(b)  has not actually been so indemnified.

4                                          Maintenance of insurance coverage

4.1                                  Without limiting the indemnity in clause 3, the Company undertakes to ensure that throughout the Period it:

(a)                                    takes out and maintains an Insurance Policy in an amount and on terms and conditions (including but not limited to insuring clauses, exclusions and amounts) as are appropriate for a reasonably prudent company in the Company’s circumstances;

(b)                                   pays the premium for the Insurance Policy within the credit terms of the demand for payment and, on request from the Director, produces receipts for the payment;

(c)                                    does not do or permit to be done anything which prejudices, and immediately rectifies anything which might prejudice, the Insurance Policy;

(d)                                   on request from the Director, provides the Director with a copy of the Insurance Policy and any certificates of insurance connected with it;

(e)                                    notifies the Director immediately if, for any reason, the Insurance Policy is cancelled (such notification shall not be taken to limit any other obligations of the Company under this Deed).

4.2                                  Upon request by the Company, a Director must take such steps as the Company may reasonably require to enable it to take out and maintain the Insurance Policy.

5                                          Severability

5.1                                  If any provision of this Deed is invalid or unenforceable, the invalidity or unenforceability of that provision does not affect the validity, enforceability, operation, construction or interpretation of any other provision of this Deed, with the intent that the invalid or unenforceable provision shall be treated for all purposes as severable from this Deed.

5.2                                  Clause 5.1 shall not be construed as permitting anything which would be contrary to public policy.

6                                          Governing law and jurisdiction

6.1                                  This Deed is governed by the law in force in Victoria.

6.2                                  Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria and courts of appeal from them.

EXECUTED as a deed

SIGNED, SEALED AND DELIVERED by Michael Alfred Chaney in the presence of:

/s/ J J Roffe-Silvester	/s/ Michael Chaney
Signature of witness	Michael Alfred Chaney

Jennifer Jane Roffe-Silvester
Name of witness (block letters)

Address of witness

Personal Assistant
Occupation of witness

THE COMMON SEAL of National Australia Bank Limited is affixed in accordance with its constitution in the presence of:

/s/ seal affixed	Signature of authorised person
Signature of authorised person

Office held	Office held

Name of authorised person (block letters)	Name of authorised person (block letters)